Daktronics, Inc. Announces First Quarter Fiscal 2021 Results

Brookings, S.D., August 26, 2020 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2021 first quarter results. Daktronics reported fiscal 2021 first quarter net sales of $143.6 million, operating income of $9.5 million, and net income of $7.5 million, and earnings per diluted share of $0.17. This compares to net sales of $180.3 million, operating income of $7.6 million, and net income of $7.0 million, or $0.16 per diluted share, for the first quarter of fiscal 2020.  Fiscal 2021 first quarter orders were $122.2 million, compared to $187.5 million for the first quarter of fiscal 2020. Product order backlog at the end of the fiscal 2021 first quarter was $192 million, compared to $207 million a year earlier and $212 million at the end of the fourth quarter of fiscal 2021.(1)

Fiscal 2021 is a 52-week year and fiscal 2020 was a 53-week year; therefore, the three months ended August 1, 2020 contains operating results for 13 weeks while the three months ended August 3, 2019 contained operating results for 14 weeks. Sales, orders, and other results of operations were impacted due to the additional week of operations.

Cash generated by operating activities in the first three months of fiscal 2021 was $8.5 million, compared to cash consumed of $18.2 million in operating activities in the first three months of fiscal 2020. During 2020, cash flow from operating activities fluctuated due to a rise in accounts receivable, contract assets, and inventories corresponding with the seasonality of our business. Free cash flow, defined as cash provided by or used in operating activities less net investment in property and equipment, was a positive $5.5 million for the first three months of fiscal 2021, as compared to a negative $24.0 million for the same period of fiscal 2020. Net investment in property and equipment was $3.1 million for the first three months of fiscal 2021, as compared to $5.8 million for the first three months of fiscal 2020. Cash, restricted cash, and marketable securities at the end of the first quarter of fiscal 2021 were $45.9 million, which compares to $33.0 million at the end of the first quarter of fiscal 2020 and $41.6 million at the end of fiscal 2020.

Orders for the first quarter of fiscal 2021 decreased 34.8 percent as compared to the first quarter of fiscal 2020. For comparison, orders paced at $9.4 million per week during the first quarter of fiscal 2021 as compared to $13.4 million during the same time last year. Each business unit's order volume was lower in fiscal 2021 because of the additional week in first quarter of fiscal 2020, timing of large contract orders which cause lumpiness, and due to lower market activity in light of the COVID-19 pandemic.

Net sales decreased by 20.3 percent in the first quarter of fiscal 2021 as compared to the first quarter of fiscal 2020. Net sales decreased in all business units. The change in sales primarily relates to fluctuations in the timing of order bookings, and related conversion to sales. Some shipping and on-site delays continue to be caused by COVID-19 related work restrictions or customer delays in readiness for their applications.

Gross profit as a percentage of net sales was 24.9 percent for the first quarter of fiscal 2021 as compared to 25.2 percent a year earlier. Operating expenses for the first quarter of fiscal 2021 were $26.2 million, compared to $37.9 million for the first quarter of fiscal 2020, or a decrease of 30.8 percent. Approximately $2.7 million of this decrease is due to the additional week during the first quarter of fiscal 2020. The remaining declines are attributed to our focus on managing our expenses to expected order volumes. Overall operating expenses were attributed to lower personnel costs offset by severance costs for reductions in force, lower travel and entertainment activities, and lowered marketing and convention events. Operating income as a percent of sales for the quarter was 6.6 percent as compared to 4.2 percent during the first quarter of fiscal 2020.

The effective tax rate for the first quarter of fiscal 2021 was 16.4 percent compared to an effective tax rate of 12.6 percent for the first quarter of fiscal 2020.

Reece Kurtenbach, chairman, president and chief executive officer stated, "During the first quarter of fiscal 2021, our customers reduced their spend on audio-visual systems as they worked through the economic and business implications of COVID-19. We took corresponding action to reduce our operating expenses to align with expected order and sales declines. These actions along with reduced investments in capital assets and suspension of dividends and share repurchases helped us maintain stability in liquidity and our cash position."

Outlook
Kurtenbach added, "We believe the audio-visual industry fundamentals will drive long-term growth for our business, but the near-term outlook shows contraction and greater volatility overall. We expect our customers will continue to have disruptions in revenues caused by COVID-19 throughout the current fiscal year. We are focused on promoting our value to new and existing markets, while managing our cost structure to meet the uncertain demand. Even though we face a challenging fiscal 2021, we intend to emerge as a stronger organization."

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2020 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 2, 2020.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	August 1, 2020	August 3, 2019

Net sales	$143,644	$180,256
Cost of sales	107,883	134,751
Gross profit	35,761	45,505

Operating expenses:
Selling	11,556	18,297
General and administrative	7,124	9,093
Product design and development	7,532	10,500
	26,212	37,890
Operating income	9,549	7,615

Nonoperating (expense) income:
Interest income	85	269
Interest expense	(73)	(35)
Other (expense) income, net	(627)	193

Income before income taxes	8,934	8,042
Income tax expense	1,467	1,012
Net income	$7,467	$7,030

Weighted average shares outstanding:
Basic	44,654	45,089
Diluted	44,751	45,261

Earnings per share:
Basic	$0.17	$0.16
Diluted	$0.17	$0.16

Cash dividends declared per share	$—	$0.05

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	August 1, 2020	May 2, 2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,609	$40,398
Restricted cash	96	14
Marketable securities	1,230	1,230
Accounts receivable, net	88,608	72,577
Inventories	81,435	86,803
Contract assets	33,261	35,467
Current maturities of long-term receivables	3,306	3,519
Prepaid expenses and other current assets	7,595	9,629
Income tax receivables	260	548
Property and equipment and other assets available for sale	1,966	1,817
Total current assets	262,366	252,002

Property and equipment, net	66,059	67,484
Long-term receivables, less current maturities	739	1,114
Goodwill	8,048	7,743
Intangibles, net	3,070	3,354
Investment in affiliates and other assets	26,526	27,683
Deferred income taxes	13,312	13,271
Total non-current assets	117,754	120,649
TOTAL ASSETS	$380,120	$372,651

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	August 1, 2020	May 2, 2020
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$48,255	$47,834
Contract liabilities	50,159	50,897
Accrued expenses	33,941	36,626
Warranty obligations	10,648	9,764
Income taxes payable	1,107	844
Total current liabilities	144,110	145,965

Long-term warranty obligations	16,412	15,860
Long-term contract liabilities	10,715	10,707
Other long-term obligations	21,469	22,105
Long-term income taxes payable	723	582
Deferred income taxes	469	452
Total long-term liabilities	49,788	49,706
TOTAL LIABILITIES	193,898	195,671

SHAREHOLDERS' EQUITY:
Common stock	60,010	60,010
Additional paid-in capital	45,192	44,627
Retained earnings	92,557	85,090
Treasury stock, at cost	(7,297)	(7,470)
Accumulated other comprehensive loss	(4,240)	(5,277)
TOTAL SHAREHOLDERS' EQUITY	186,222	176,980
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$380,120	$372,651

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	August 1, 2020	August 3, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,467	$7,030
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,337	4,383
Loss on sale of property, equipment and other assets	(53)	(26)
Share-based compensation	539	643
Equity in loss of affiliates	529	118
Provision for doubtful accounts	1	5
Deferred income taxes, net	(4)	(40)
Change in operating assets and liabilities	(4,271)	(30,331)
Net cash provided by (used in) operating activities	8,545	(18,218)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,155)	(5,856)
Proceeds from sales of property, equipment and other assets	86	73
Proceeds from sales or maturities of marketable securities	—	14,510
Purchases of and loans to equity investment	(492)	(455)
Net cash (used in) provided by investing activities	(3,561)	8,272

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term obligations	(210)	(1,221)
Dividends paid	—	(2,250)
Payments for common shares repurchased		(1,187)
Net cash used in financing activities	(210)	(4,658)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(481)	(37)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,293	(14,641)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	40,412	35,742
End of period	$44,705	$21,101

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	August 1, 2020	August 3, 2019	Dollar Change	Percent Change
Net Sales:
Commercial	$34,506	$44,035	$(9,529)	(21.6)%
Live Events	51,474	59,306	(7,832)	(13.2)
High School Park and Recreation	28,943	30,465	(1,522)	(5.0)
Transportation	14,498	19,018	(4,520)	(23.8)
International	14,223	27,432	(13,209)	(48.2)
	$143,644	$180,256	$(36,612)	(20.3)%
Orders:
Commercial	$25,533	$38,648	$(13,115)	(33.9)%
Live Events	41,860	66,969	(25,109)	(37.5)
High School Park and Recreation	28,099	30,552	(2,453)	(8.0)
Transportation	13,089	22,215	(9,126)	(41.1)
International	13,572	29,079	(15,507)	(53.3)
	$122,153	$187,463	$(65,310)	(34.8)%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Three Months Ended
	August 1, 2020	August 3, 2019
Net cash provided by (used in) operating activities	$8,545	$(18,218)
Purchases of property and equipment	(3,155)	(5,856)
Proceeds from sales of property and equipment	86	73
Free cash flow	$5,476	$(24,001)

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.